                                                                     EXHIBIT 3.6

                            CERTIFICATE OF FORMATION

                                       OF

                         AMERICAN SEAFOODS HOLDINGS LLC

1. Name. The name of the limited liability company is American Seafoods Holdings LLC.

2. Registered Office and Agent. The address of its registered office in the State of Delaware is The Corporation Trust Company located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent is The Corporation Trust Company.

          IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be executed this 10th day of December, 1999.


                                        /s/ Mark E. Thierfelder
                                        ----------------------------------------
                                        Mark E. Thierfelder
                                        Authorized Person